DLJ High Income Fund
10f-3 Report

Issuer - VoiceStream Wireless Corp.
          10.375%  11/15/09

Trade Date - 11/04/99

Selling Broker - Goldman Sachs

Face Amount - $1 million

Purchase price per share - $100.00

% of Issue - 0.09%

Category - securities sold in an Eligible Rule 144A Offering